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Exhibit 10.8

EMPLOYMENT AND NON COMPETE AGREEMENT

        THIS AGREEMENT made on the 23rd day of April, 2004, between STATE NATIONAL BANCSHARES, INC., a Texas corporation and registered bank holding company with its principal offices at 1617 Broadway, P.O. Box 5240, Lubbock, Texas (the "Employer"), and GARY G. JOHNSON, who resides at 2603 Brookridge Drive, Hurst, Texas (the "Employee").

        1.    TERM OF EMPLOYMENT.

        1.01    Primary Term.    Employer hereby employs Employee for the purpose of rendering services to State National Bank or its affiliate (the "Bank"), and Employee hereby accepts employment, for a period beginning on the effective date of the acquisition of Mercantile Bank Texas by Employer pursuant to the terms of the Agreement and Plan of Reorganization dated April 12, 2004 between Employer and Mercantile Bank Texas and continuing through the second anniversary of the effective date of such acquisition ("Primary Term"); provided, however, this Agreement may be terminated earlier as hereinafter provided in Section 5.

        1.02    Extension of Term.    The term of this Agreement may be extended after expiration of the Primary Term hereof, upon the mutual consent of Employer and Employee. The Primary Term of this Agreement plus the period of any extensions mutually agreed to by Employer and Employee shall be the "Term" of this Agreement.

        2.    DUTIES OF EMPLOYEE.

        2.01.    General Duties.    During the Term of this Agreement, Employee agrees, at a minimum, to (i) serve as President—Tarrant County of the Bank, and (ii) attend such officer committee meetings as Employer requests. Employee further agrees to use his best efforts to (i) promote Employer's and Bank's goodwill, (ii) retain customers and clients of the Bank for Employer's and the Bank's benefit, and (iii) maintain, promote and develop customer relations for Employer and the Bank. Employee shall also be available for any other projects mutually agreed upon between Employer or the Bank and Employee. Employee's principal office during the Term of this Agreement shall be in Tarrant County, Texas unless otherwise mutually agreed by Employer and Employee.

        2.02.    Engaging in Other Employment.    During the Term of this Agreement, Employee shall devote his full business time and best efforts in carrying out his duties as an officer of the Bank and shall not have other employment during the term of this Agreement without the consent of Employer.

        2.03.    Performance by Employee.    The Employee covenants and agrees that he will at all times faithfully and industriously perform his duties under this Agreement.

        3.    COMPENSATION.

        3.01.    Basic Compensation.    As compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Bank a salary equivalent to One Hundred Fifty Thousand Dollars ($150,000) per year (which annual amount shall be pro rated for any partial year), payable in equal semimonthly installments of Six Thousand Two Hundred Fifty Dollars ($6,250.00), payable on such days as the Bank normally pays its employees, prorated for any partial employment period.

        3.02.    Additional Compensation.    Employee shall be paid such additional compensation, if any, for services rendered hereunder as may be determined in the sole discretion of the Employer.

        3.03.    Stock Options.    Upon execution of this Agreement, Employer shall grant to Employee, non qualified stock options to purchase up to 30,000 shares of Employer's voting common stock at an exercise price equal to $18.50 per share. One-half (or 15,000 shares) of such options shall vest on the first anniversary, and one-half (or 15,000 shares) of such options shall vest on the second anniversary date of the grant and shall be exercisable over a period of five years from the date of grant. Such options shall be subject to and governed by the terms of the State National Bancshares, Inc. Employee Stock Option Plan

        3.04.    Insurance Benefits.    During the Term of this Agreement, Employer shall provide or cause the Bank to provide to Employee, his spouse and dependants insurance coverage providing benefits for sickness and hospitalization in such amounts and on such terms as generally available to all employees or officers of the Bank as approved from time to time. Further, Employer shall provide or cause the Bank to provide to Employee insurance coverage benefits for disability in such amount and on such terms as are generally available to the officers of the Bank.

        3.05.    Bank Automobile.    During the Term of this Agreement, Employee shall continue to have the use of the automobile provided to him by Mercantile Bank Texas, and the Employee shall be reimbursed for his expenses for insurance, fuel, and repairs relate to the automobile until Employee desires to replace such automobile. At that time, Employee shall have the option to purchase his Bank automobile from the Bank for an amount equal to the greater of (i) the book value of the automobile or (ii) the average of the retail and wholesale "Black Book" values.

        3.06.    Supplemental Executive Retirement Plan ("SERP").    Employee shall be entitled to participate in Employer's SERP beginning on the first day of the Primary Term of Employee's employment with Employer.

        3.07.    Employee Benefits and Bonuses.    During the Term of this Agreement, Employer shall provide or cause the Bank to provide Employee with such additional fringe benefits and bonuses as allowed under the Bank's stated policies as may be determined from time to time in the sole discretion of the Bank.

        3.08.    Bank's 401(k) Plan.    During the Term of this Agreement, Employee shall be entitled to participate in the Bank's 401(k) Plan so long as a 401(k) Plan is available to the employees of the Bank. Employer shall make or cause the Bank to make such contributions for Employee as made for other officers of the Bank.

        3.09.    Guaranty of Payment and Performance.    Notwithstanding any provision of this Agreement to the contrary, if, when and to the extent the Bank is unable or refuses to pay to the Employee any compensation due him under this Agreement or to provide to the Employee any benefit or entitlement granted to him under this Agreement, Employer hereby agrees that it will pay any such compensation and provide any such benefit or entitlement.

        4.    NON COMPETITION AND NON DISCLOSURE.

        4.01.    Non Compete Covenants.    Employee agrees that for a period of eighteen months after the earlier to occur of (i) the end of the Primary Term of this Agreement or (ii) the termination of Employee's employment with the Bank, Employee shall not, directly or indirectly, individually or as an employee, consultant, partner, officer, director or shareholder or in any other capacity whatsoever:

    (i)
    solicit the banking business of any customers of the Bank;

    (ii)
    (A)   acquire, charter, operate or enter into any franchise or other management agreement with any financial institution,
    (B)
    serve as an officer, director, employee, agent or consultant to any financial institution, or

    (C)
    establish or operate a branch or other office of a financial institution,

            within Tarrant County or any county contiguous to Tarrant County; or

    (iii)
    recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the preceding twelve (12) months was, an employee of the Bank; provided, however, that nothing in this Section 1(a)(iii) shall apply to employment other than with a financial institution.

        Except as provided in Sections 5.01 and 5.03 of this Agreement, Employer shall pay or cause the Bank to pay Employee a payment equal to Two Hundred Twenty-Five Thousand, Dollars ($225,000) which shall be payable in thirty-six equal semi-monthly payments of Six Thousand Two Hundred Fifty Dollars ($6,250.00) over a period of eighteen months from the last day of Employee's employment with Bank.

        4.02    Judicial Limitation.    If any court of competent jurisdiction should determine that any term or terms of non compete covenants are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law; provided, notwithstanding any such modification or revision the payments stated in Section 4.01(b) shall not be reduced or modified in any manner other than a reduction in terms of time in which case the payments shall be reduced proportionately.

        4.03    Non-Disclosure and Proprietary Information.    Employee acknowledges that, by the nature of his duties, he will have access to and become informed of confidential, proprietary, and highly sensitive information relating to the Bank and which is a competitive asset of the Bank, including, without limitation, information pertaining to: (i) the identities of the Bank's existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the borrowing habits and customs of the Bank's existing and prospective customers or clients; (iii) financial information about the Bank, including prices, costs, and profit margins; (iv) the identities of and special skills possessed by the Bank's employees; (v) the identities of and pricing and cost information about the Bank's suppliers and vendors; (vi) training programs developed by the Bank; (vii) current and prospective products and services; (viii) the Bank's financial results and business conditions; and (ix) the Bank's business plans and strategies. The confidential, proprietary, and highly sensitive information described in this paragraph is hereinafter referred to as "Proprietary Information."

        Employee agrees that he will not: (i) use, at any time, any Proprietary Information for his own benefit or for the benefit of any other person, entity, or corporation; or (ii) disclose, directly or indirectly, any Proprietary Information to any person who is not an employee of the Bank, at any time following the Term of this Agreement; or (iii) use or disclose, directly or indirectly, any Proprietary Information in connection with any business opportunity pursued or engaged in by Employee following the Term of this Agreement. .Notwithstanding anything to the contrary stated in this Section 4.03, after the expiration of the eighteen (18) month term described in Section 4.01(a), Proprietary Information shall not be deemed to include (A) the identities of the Bank's existing and prospective customers or clients, including names, addresses, credit status, and pricing levels for customers and clients with whom the Employee had a business or banking relationship on the day before the commencement of the Primary Term as defined in Section 1.01; (B) the borrowing habits and customs of the Bank's existing and prospective customers or clients with whom the Employee had a business or banking relationship on the day before the commencement of the Primary Term as defined in Section 1.01, (C) the identities of and special skills possessed by the Bank's employees previously employed by Mercantile Bank Texas, or (D) the identities of and pricing and cost information about the Bank's suppliers and vendors that were suppliers to or vendors of Mercantile Bank Texas.

        4.04    Return of Bank Property.    Employee acknowledges that all equipment, keys, passcodes or passwords, memoranda, notes, records, reports, manuals, drawings, books, papers, letters, formulas, client and customer lists, loan files or information contracts, software programs, instruction books, catalogs, information and records, technical manuals and documentation, drafts of instructions, guides and manuals, maintenance manuals, and other documentation (whether in draft or final form), and other sales information and aids relating to the Bank's business, and any and all other documents containing Proprietary Information furnished to Employee by any representative of the Bank or otherwise acquired or developed by Employee in connection with his employment with the Bank (collectively, "Recipient Materials") shall at all times be the property of the Bank.

        At the end of the Term of this Agreement, Employee will return to the Bank any Recipient Materials which are in his possession, custody or control.

        4.05    Injunctive Relief.    Employer and Employee hereby acknowledge and agree that the Employer and the Bank will be irreparably damaged if the provisions of Section 4 of this Agreement are not specifically enforced. Accordingly, Employer or the Bank shall be entitled to an injunction restraining any violation of this Agreement by Employee (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Employer or the Bank may have at law or in equity.

        5.    TERMINATION.

        5.01.    Termination by Employer for Cause.    Employer may, at its option, terminate this Agreement by giving written notice of termination for "cause" to Employee if Employee (i) willfully breaches the terms of this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice of such breach from Employer, which notice specifically identifies the manner of the breach, (ii) violates the provisions of Section 4 of this Agreement, or (iii) commits such acts of personal dishonesty, breach of fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), fraud or misrepresentation as would prevent the effective performance of his duties and result in injury to Employer's business. Upon termination of this Agreement by Employer for "cause", Employee shall be entitled only to such compensation accrued hereunder at the time of termination and Employee shall continue to be bound by the non competition and non disclosure obligations contained in Article 4 of this Agreement.

        5.02.    Termination by Employer Other Than for Cause.    In the event Employee's service with Employer is terminated by Employer other than for "cause" as defined in Section 5.01, Employer shall pay to Employee in full satisfaction of Employer's remaining financial obligations under this Agreement the greater of (i) the Basic Compensation as described in Section 3.01 during the remainder of the Primary Term of this Agreement or (ii) the non compete payment described in Section 4.01. Employee shall continue to be bound by the non competition and non disclosure obligations contained in Article 4 of this Agreement during the period Employer makes such payments.

        5.03.    Voluntary Termination by Employee.    In the event Employee's service with Employer is terminated by Employee, Employee shall be entitled only to compensation accrued hereunder at the time of termination and Employee shall continue to be bound by the non competition and non disclosure obligations contained in Article 4 of this Agreement.

        5.04    Change in Control for Employer.    This Agreement shall not terminate on any "Change in Control" which occurs with respect to Employer during the Term of this Agreement, Notwithstanding the preceding sentence however, after thirty (30) days prior written notice to the Employee, Employer or its successor shall have the option to terminate this Agreement effective as of any Change in Control (i) upon the payment to the Employee of a lump sum amount equal to the Employee's Basic Compensation through the end of the Primary Term, and (ii) the release of the Employee from his non-competition obligations contained in Article 4 of this Agreement. The Employee shall continue to be bound by the nondisclosure obligations contained in Section 4.03 hereof.

        As used in this Agreement, the term "Change in Control" shall be deemed to have occurred and mean if and when:

          (i)    any entity, person or group of persons acting in concert (other than current shareholders or members of the Board of Directors of Employer) become beneficial owners (within the meaning of Section 13(d) of the Securities and Exchange Act of 1934), directly or indirectly, of securities of Employer representing more than fifty percent (50%) of the combined voting power of Employer or any successor corporation;

          (ii)   the effective date of a merger or consolidation of Employer with one or more other corporations as a result of which the holders of the outstanding voting stock of Employer immediately prior to the merger hold less than fifty percent (50%) of the combined voting power of the surviving or resulting corporation; or

          (iii)  the effective date of a transfer of all or substantially all of the assets of Employer other than to an entity of which Employer owns at least eighty percent (80%) of the combined voting power.

        Notwithstanding the above, no Change in Control shall be deemed to occur for purposes of this Agreement as a result of any transaction or series of transactions involving onlyEmployer, the Bank, any affiliate (within the meaning of Section 3A of the Federal Reserve Act of 1913, as amended), or any of them, or any of their successors.

        6.    GENERAL PROVISIONS.

        6.01.    Notices.    Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change its/his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

        6.02.    Inclusion of Entire Agreement Herein.    This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

        6.03.    Law Governing Agreement.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

        6.04.    Arbitration.    Employer and the Employee recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable time period. Consequently, each party agrees that all disputes, disagreements, and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association ("AAA") in Lubbock County, Texas. Either Employer or the Employee may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the AAA's rules. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order pay-back, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement and interest thereon. The question of whether Employer or the Employee shall be liable for the costs incurred because of the arbitration shall also be decided by the arbitrator. The AAA shall designate a single arbitrator to conduct the proceeding, but Employer and the Employee may, as a matter of right, require the substitution of a different arbitrator chosen by the AAA. This right of substitution may be exercised only once by the Employer and the Employee. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of Texas, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence, or gross and obvious error of fact, shall be final and binding upon the Employer and the Employee and shall be construed to prevent Employer from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin a violation of the covenants of Section 4.

        6.05.    Payment of Moneys Due Deceased Employee.    If the Employee dies prior to the expiration of the term of employment under this Agreement, any monies that may be due the Employee from the Employer under this Agreement as of the date of his death shall be paid to the Employee's executors, administrators, heirs, personal representatives, successors and assigns.

        EXECUTED on the day and year first above written.

EMPLOYER:
STATE NATIONAL BANCSHARES, INC.
By:	/s/ TOM NICHOLS Tom Nichols, Chairman
EMPLOYEE:
/s/ GARY G. JOHNSON Gary G. Johnson

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  Exhibit 10.8
EMPLOYMENT AND NON COMPETE AGREEMENT